EXHIBIT 21.1

Subsidiaries of Digital River, Inc.

Subsidiaries	State or Jurisdiction of Incorporation
BlueHornet Networks, Inc.	California
CCNow, Inc.	Minnesota
Digibuy, Inc.	Minnesota
Digital River, Inc.	Minnesota
Digital River E-Business Services, Inc.	Delaware
Digital River UK Limited	United Kingdom
DR Acquisition 03-F, Inc.	Minnesota
DR Acquisition 04-B, Inc.	Minnesota
DR Acquisition Corp 04-D	Minnesota
DR Acquisition Corp 04-E	Minnesota
DR APAC, Inc.	Minnesota
DR Express, Inc.	Delaware
DR E-Channel, Inc.	Minnesota
DR E-Subscription Services, Inc.	Delaware
DR GmbH	Germany
element 5 AG	Germany
element 5, Inc.	Delaware
Emetrix, Inc.	Minnesota
Fireclick, Inc.	Minnesota
FreeMerchant, Inc.	Minnesota
GameZone Online, Inc.	Minnesota
Orbit Commerce, Inc.	Minnesota
Reg.Net, Inc.	Minnesota
RegNow, Inc.	Minnesota
RegSoft, Inc.	Minnesota
RegSoft.com, Inc.	Georgia
ShareIt Inc.	Pennsylvania